Exhibit 2.1

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

AGREEMENT made this 21st day of July, 2011, by and among, Lantis Laser Inc., a publicly held Nevada corporation, (the "ISSUER"), participating through its 49% ownership of its associate company TAG Minerals Zimbabwe (Private) Limited, a Zimbabwean corporation, and the individuals listed in Exhibit A attached hereto, ("SHAREHOLDERS"), which SHAREHOLDERS own all of the issued and outstanding shares of Ontage Resources (Private) Limited, a Zimbabwean corporation, (the”TARGET”).

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration.

  THE PARTIES HERETO AGREE AS FOLLOWS:

1.
EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, the ISSUER agrees to issue to SHAREHOLDERS, 5,000,000 shares of the common stock of ISSUER, $0.001 par value (the "Shares"), in exchange for 100% of the issued and outstanding shares of the TARGET, such that the TARGET shall become a wholly-owned subsidiary of  TAG Minerals Zimbabwe (Private) Limited.

2.	REPRESENTATIONS AND WARRANTIES. The ISSUER represents and warrants to SHAREHOLDERS and the TARGET the following:

i.
Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the Incorporators, directors and shareholders of the ISSUER have been valid and in accordance with the laws of the State of Nevada.

ii.
Capital. The authorized capital stock of the ISSUER consists of 990,000,000 shares of common stock, $0.001 par value, of which 350,810,302 are issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value, of which the series and rights will be determined by a majority vote of the directors or by a vote of the shareholders holding a majority of the shares; common or preferred. All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. All of the shareholders of the ISSUER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Nevada.

iii.
Financial Statements.  Exhibit B to this Agreement includes the balance sheet of the ISSUER as of year-end December 31, 2010 and first quarter March 31, 2011 (see SEC filings) and the related statements of income and retained earnings for the period then ended. The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by the ISSUER throughout the periods indicated, and fairly present the financial position of the ISSUER as of the date of the balance sheet in the financial statements, and the results of its operations for the periods indicated.

iv.
Absence of Changes. Since the date of the financial statements, there has not been any change in the financial condition or operations of the ISSUER, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

v.
Liabilities.   The ISSUER does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUERS' financial statement. The ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving the ISSUER or its common stock. There is no dispute of any kind between the ISSUER and any third party, and no such dispute will exist at the closing of this Agreement. At closing, the ISSUER will be free from any and all liabilities, liens, claims and/or commitments.

vi.
Ability to Carry Out Obligations. The ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the ISSUER and the performance by the ISSUER of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which the ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause the ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of the ISSUER or upon the securities of the ISSUER to be acquired by SHAREHOLDERS.

vii.
Full Disclosure. None of representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

viii.
Compliance with Laws. The ISSUER has complied with, and is not in violation of any federal, slate, or local statute, law, and/or regulation pertaining to the ISSUER. The ISSUER has complied with all federal and state securities laws in connection with the issuance, sale and distribution of its securities.

ix.
Litigation. The ISSUER is not a party to any suit, action, arbitration, or legal, administrative, or   other proceeding, or pending governmental investigation. To the best knowledge of the ISSUER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against the ISSUER and the ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

x.
Conduct of Business. Prior to the closing, the ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws, (3) declare dividends, redeem or sell stock or other securities, (4) incur any liabilities, (5) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (6) enter into any other transaction.

xi.	Corporate Documents. Copies of each of the following documents, which are true complete and correct in all material respects, will be attached to and made a part of this Agreement:

(1)	Articles of Incorporation
(2)	By-Laws

(3)	Minutes of Shareholders Meetings
(4)	Minutes of Directors Meetings
(5)	List of Officers and Directors
(6)	Balance Sheet as of December 31, 2010 together with other financial statements described in Section 2(iii)
(7)	Stock register and stock records of the ISSUER and a current, accurate list of the issuer's shareholders

xii.	Documents. All minutes, consents or other documents pertaining to the ISSUER to be delivered at closing shall be valid and in accordance with the laws of Nevada.

xiii.
Title. The Shares to be issued to SHAREHOLDERS will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, the ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued to SHAREHOLDERS. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to SHAREHOLDERS, impair, restrict or delay SHAREHOLDERS’ voting rights with respect to the Shares.

3.	SHAREHOLDERS and TARGET represent and warrant to ISSUER the following:

i.
Organization. TARGET is a corporation duly organized, validly existing, and in good standing under the laws of Zimbabwe, Africa, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Zimbabwe, Africa. All actions taken by the Incorporators, directors and shareholders of TARGET have been valid and in accordance with the laws of Zimbabwe, Africa.

ii.	SHAREHOLDERS and Issued Stock. Exhibit A annexed hereto sets forth the name, address, and shareholder and total number of Shares the ISSUER shall be obligated to issue to TARGET, per this Agreement.

iii.
Counsel. SHAREHOLDERS and TARGET represent and warrant that prior to Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction prior to Closing.

iv.
Consents. SHAREHOLDERS and TARGET represent and warrant that a majority of the SHAREHOLDERS holding at least a majority of shares outstanding and entitled to vote thereon of TARGET have consented to and authorized the Board of Directors of TARGET to enter into and execute this Agreement.

4.     INVESTMENT INTENT. SHAREHOLDERS agrees that the Shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecate or otherwise transferred, with or without consideration (a "Transfer"), only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the ISSUER. SHAREHOLDERS agrees, prior to any Transfer, to give written notice to the ISSUER expressing his desire to effect the transfer and describing the proposed transfer.

5.    CLOSING.   The execution of this Agreement by al! signatories constitutes the Closing of this transaction and this Agreement shall be binding upon the parties thereafter.

6.	DOCUMENTS TO BE DELIVERED AT CLOSING.

i.       By the ISSUER

(1) Board of Directors Minutes authorizing the issuance of a certificate or certificates for Shares, registered in the name(s) of the SHAREHOLDERS as evidenced on Exhibit A of this Agreement.

(2)
Unaudited financial statements of the ISSUER, which shall include a balance sheet dated as of December 31, 2010 and statements of operations, stockholders equity and cash flows for the twelve-month period then ended. (see SEC filings).

(3) Such other minutes of the issuer's shareholders or directors as may reasonably be required by   SHAREHOLDERS.

ii.      By SHAREHOLDERS AND TARGET:

(1)	Delivery to the ISSUER, the certificates representing 100% of the issued and outstanding shares of TARGET.

(2)	Articles of Incorporation and By-Laws for TARGET.

7.     REMEDIES.

i.         Arbitration Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Monmouth County, New Jersey in accordance with the Commercial Rules of the American Arbitration Association then existing. The arbitrator assigned shall have authority and power to decide all arbitratible issues. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party in such claim or controversy shall be entitled to recover all costs and expenses of such claim or controversy, including attorney’s fees from the non-prevailing party.

8.            MISCELLANEOUS.

i.
Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

ii.
No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

iii.
Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions; covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

iv.	Time of Essence, Time is of the essence of this Agreement and of each and every provision hereof.

v.	Entire Agreement, This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

vi.
Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument .Facsimile and/or e-mail/digital signatures shall be deemed as originals.

vii.
Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or by recognized overnight delivery service and properly addressed, and by email as follows:

                   The ISSUER:     Lantis Laser Inc.

Al Pietrangelo, CEO

41 Howe Lane, Freehold, New Jersey 07728

Tel: 732.252.5146   alpietrangelo@gmail.com

(The Issuer’s 49% owned associate company)

TAG Minerals Zimbabwe (Private) Limited

    Tapiwa Zabron Gurupira, CEO

80 Blakeway Drive, Belvedere, Harare, Zimbabwe, Africa

Tel: +263-773394023   gurupira@gmail.com

TARGET:   Ontage Resources (Private) Limited

Tapiwa Zabron Gurupira, CEO

80 Blakeway Drive, Belvedere, Harare, Zimbabwe, Africa

Harare, Zimbabwe, Africa

Tel: +263-773394023   gurupira@gmail.com

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 21st day of July, 2011.

Lantis Laser Inc.

/s/ Al Pietrangelo
By: Al Pietrangelo, CEO

TAG Minerals Zimbabwe (Private) Limited
/s/Tapiwa Zabron Gurupira
By: Tapiwa Zabron Gurupira, CEO

Ontage Resources (Private) Limited
/s/Tapiwa Zabron Gurupira
By: Tapiwa Zabron Gurupira, CEO

On Behalf of: IE- TEC Holdings Limited
/s/ Greig Oppenheimer
Greig Oppenheimer, CEO

EXHIBIT A

SHAREHOLDERS of Ontage Resources (Private) Limited

(Please list name, address and number of Shares to be issued to each SHAREHOLDER)

(Shares of common stock to total 5,000,000)

    IE-TEC Holdings Limited, 2nd Floor, Block B, Medine Mews, Chaussee Street, Port Louis, Mauritius